Exhibit 3

SUBSCRIPTION AND

SECURITIES PURCHASE AGREEMENT

dated as of

May 22, 2003

by and between

AXTIVE CORPORATION

as the Issuer,

and

The Several Purchasers Named in Schedule I

and Set Forth on the Signature Pages Hereto

CLOSING DATE: MAY 23, 2003

SUBSCRIPTION AND

SECURITIES PURCHASE AGREEMENT

AGREEMENT, dated as of May 22, 2003, between Axtive Corporation, a Delaware corporation formerly known as Edge Technology Group, Inc. (the “Company”), and the several purchasers (each, individually, a “Purchaser” and, collectively, the “Purchasers”) named on Schedule I attached hereto and incorporated herein for all purposes; and among the Company, each of the Purchasers, and the escrow agent named in Section 2.3 below, solely with respect to the matters covered by Section 2.3.

R E C I T A L S:

WHEREAS, the Company wishes to issue and sell to the Purchasers, for a purchase price of $1,000 per share, an aggregate of 2,385 shares of the Company’s 15,000 authorized Series A Convertible Preferred Stock, $0.01 par value per share (the “Preferred Shares” or “Preferred Stock”), of which 4,440 Preferred Shares are already issued and outstanding as of the date of this Agreement;

WHEREAS, in connection with the issuance of the Preferred Shares to the Purchasers, the Company and Purchasers contemplate that ThinkSpark Corporation, a Delaware corporation (“ThinkSpark”), shall merge with and into a newly formed subsidiary of the Company (the “Merger”), and that in connection with the Merger the Company will issue to Merrill Lynch Business Financial Services, Inc., one or more warrants exercisable for restricted common stock of the Company valued at approximately $1,000,000 (the “Merger Issuance”);

WHEREAS, Demand Aggregation Solutions, LLC, a Texas limited liability company (“DAS”), one of the Purchasers, desires to reserve the right to distribute certain of the Preferred Shares that it will acquire pursuant to this Agreement to certain members of DAS (“DAS Members”); and

WHEREAS, the Purchasers, severally, wish to purchase the Preferred Shares on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1 Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person (the “Subject Person”), (i) any other Person (a “Controlling Person”) that directly, or indirectly through one or more intermediaries, Controls the Subject Person or (ii) any other Person (other than the Subject Person or a Consolidated Subsidiary of the Subject Person) which is Controlled by or is under common Control with a Controlling Person.

“Agreement” means this Subscription and Securities Purchase Agreement, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Balance Sheet Date” has the meaning set forth in Section 3.7.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to close.

“Certificate of Designation” means the First Restated Certificate of Designation, Preference and Rights of Series A Convertible Preferred Stock of Axtive Corporation, dated the date hereof and substantially in the form set forth in Exhibit A attached hereto (as further described in Section 2.6).

“Closing Bid Price” shall mean for any security as of any date, the lowest closing bid price as reported by Bloomberg, L.P. (“Bloomberg”) on the principal securities exchange or trading market where such security is listed or traded or, if the foregoing does not apply, the lowest closing bid price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no lowest trading price is reported for such security by Bloomberg, then the average of the bid prices of any market makers for such securities as reported in the “Pink Sheets” by the National Quotation Bureau, Inc. If the lowest closing bid price cannot be calculated for such security on such date on any of the foregoing bases, the lowest closing bid price of such security on such date shall be the fair market value as mutually determined by Purchaser and the Company for which the calculation of the closing bid price requires, and in the absence of such mutual determination, as determined by the Board of Directors of the Company in good faith.

“Closing” and “Closing Date” means the first Business Day upon which all the conditions set forth in Article 5 have been are fulfilled or deemed to be fulfilled (or such other date unanimously agreed by the parties), and upon which this Agreement becomes unconditional.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the Securities and Exchange Commission or any entity succeeding to all of its material functions.

“Common Stock” means common stock, $.01 par value per share, of the Company.

“Company” means Axtive Corporation, a Delaware corporation formerly known as Edge Technology Group, Inc., and its successors.

“Company Corporate Documents” means the articles of incorporation (as amended, supplemented or restated) and bylaws of the Company.

“Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and under “common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Conversion Date” shall mean the date of delivery (including delivery via telecopy) of a Notice of Conversion for all or a portion of the shares of Preferred Stock by the holder thereof to the Company.

“Conversion Price” has the meaning set forth in the terms of the Certificate of Designation.

“Conversion Shares” means the shares of common stock issuable upon conversion of the Preferred Shares and the exercise of the Warrants.

Each of “DAS” and “DAS Members” has the respective meaning given to such term in the recitals to this Agreement.

“DAS Distribution” has the meaning set forth in Section 4.1.

“Derivative Securities” has the meaning set forth in Section 7.2.

“Directors” means the individuals then serving on the Board of Directors of the Company or similar management council of the Company.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of Hazardous Materials into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or the cleanup or other remediation thereof.

“Escrow Agent” shall have the meaning set forth in Section 2.3.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” has the meaning set forth in Section 1.2.

“Hazardous Materials” means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances or petroleum products (including crude oil or any derivative or fraction thereof), defined or regulated as such in or under any Environmental Laws.

“Intellectual Property” has the meaning set forth in Section 3.17.

“Lien” means any lien, mechanic’s lien, materialmen’s lien, lease, easement, charge, encumbrance, mortgage, conditional sale agreement, title retention agreement, agreement to sell or convey, option, claim, title imperfection, encroachment or other survey defect, pledge, restriction, security interest or other adverse claim, whether arising by contract or under law or otherwise (including, without limitation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in respect of any of the foregoing).

“Majority Purchasers” means at any time after the Closing, the holders of more than fifty percent (50%) of the shares of Preferred Stock then held by all Purchasers.

“Market Price” means the Closing Bid Price of the Common Stock preceding the date of determination.

“Material Adverse Effect” means any material adverse effect on the operations, results of operations, properties, assets or condition (financial or otherwise) of the Company or the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby or by the agreements or instruments to be entered into in connection herewith.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Issuance” has the meaning set forth in the recitals to this Agreement.

“Minimum Offering Amount” has the meaning set forth in Section 2.2.

“Nasdaq Stock Market” means the Nasdaq Stock Market’s National Market System.

“National Market” means the Nasdaq Stock Market, the Nasdaq Small Cap Market, the New York Stock Exchange, Inc. or the American Stock Exchange, Inc.

“Notice of Conversion” means the notice to be delivered by a holder of Preferred Shares upon conversion of all or a portion thereof to the Company.

“Notice of Exercise” means the notice to be delivered by a holder of the Warrant upon exercise of all or a portion thereof to the Company.

“Offering Materials” has the meaning set forth in Section 4.7.

“Officer’s Certificate” shall mean a certificate executed by the President and Chief Executive Officer, and Chief Financial Officer, of the Company as contemplated by Section 5.1 hereof.

“OTC Bulletin Board” means the over-the-counter bulletin board operated by the NASD.

“Permits” means all domestic and foreign licenses, franchises, grants, authorizations, permits, easements, variances, exemptions, consents, certificates, orders and approvals necessary to own, lease and operate the properties of, and to carry on the business of the Company and the Subsidiaries.

“Person” means an individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or any agency or political subdivision thereof) or other entity of any kind.

“Preferred Shares” or “Preferred Stock” has the meaning set forth in the recitals to this Agreement.

“Purchase Price” means, with respect to each Purchaser, the aggregate purchase price set forth opposite such Purchaser’s name on Schedule I.

“Purchasers” means the several entities named in the attached Schedule I, and their successors and permitted assigns, including holders from time to time of the Preferred Shares.

“Registration Rights Agreement” means the agreement between the Company and each of the Purchasers, to be executed and delivered on or before the Closing Date, substantially in the form set forth in Exhibit C attached hereto.

“Reverse Stock Split” means the contemplated amendment of the Company’s Amended and Restated Certificate of Incorporation for the purpose of effecting a 1-for-10 reverse stock split of the issued and outstanding shares of Common Stock while maintaining the par value of the Common Stock at $0.01 per share, which amendment has been approved by the Company’s Board of Directors as of the date of this Agreement but remains subject to the approval of the stockholders of the Company pursuant to the General Corporation Law of the State of Delaware.

“SEC Reports” has the meaning set forth in Section 3.2.

“Securities” means the Preferred Shares, the Warrants, the Warrant Shares and the Conversion Shares.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which (x) a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by such Person or (y) the results of operations, the assets and the liabilities of which are consolidated with such Person under GAAP.

“Subsidiary Corporate Documents” means the certificates of incorporation and bylaws of each Subsidiary.

“Taxes” has the meaning set forth in Section 3.10.

“Trading Day” shall mean any Business Day in which the OTC Bulletin Board, National Market or other automated quotation system or exchange on which the Common Stock is then traded is open for trading for at least 4 hours.

“Transfer” means any disposition of the Securities that would constitute a sale thereof under the Securities Act or otherwise result in a violation of the Securities Act.

“Warrant” shall have the meaning set forth in Section 2.5.

“Warrant Shares” means shares of Common Stock of the Company issued upon conversion of the Warrant.

1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with generally accepted accounting principles as in effect from time to time, applied on a consistent basis (except for changes concurred in by the Company’s independent public accountants) (“GAAP”). All references to “dollars,” “Dollars” or “$” are to United States dollars unless otherwise indicated.

2.	PURCHASE AND SALE OF SECURITIES

2.1 Purchase and Sale of Preferred Shares. Subject to the terms hereof, the Company agrees to issue and sell to each Purchaser, and each Purchaser hereby agrees to purchase from the Company, the number of Preferred Shares, at a purchase price of one thousand dollars ($1,000.00) per share, set forth opposite the name of such Purchaser under the heading “Number of Preferred Shares to be Purchased” on Schedule I. The Purchase Price to be paid to the Company by each Purchaser is set forth opposite the name of such Purchaser under the heading “Aggregate Purchase Price for Preferred Shares” on Schedule I.

2.2 Minimum Offering Amount Required for Closing.

(a) The Company covenants that no Purchaser subscription(s) for Preferred Shares will be accepted unless the aggregate proceeds from Purchaser subscriptions received by the Company as of the Closing Date equals or exceeds TWO MILLION THREE HUNDRED EIGHTY-FIVE THOUSAND DOLLARS ($2,385,000) (the “Minimum Offering Amount”).

(b) Unless otherwise agreed by all of the parties hereto, each of the Purchasers hereby covenants to the Company, severally and not jointly, that, it shall pay into escrow, in accordance with the provisions of the following Section 2.3, its respective Purchase Price, in full, on or before May 23, 2003 (the “Escrow Closing Date”).

(c) Notwithstanding the provisions of Sections 2.2(a) and 2.2(b) above, or any other provision of this Agreement to the contrary, the amount of non-cash consideration set forth opposite the name of any Purchaser on Schedule I under the heading “Non-Cash Consideration,” when such non-cash consideration has been delivered to the Escrow Agent (defined herein) in proper form, shall be credited toward payment of such Purchaser’s respective Purchase Price (such credit to be made on a dollar-for-dollar basis), and further shall be credited toward the Minimum Offering Amount on the same basis.

2.3 Escrow Agreement.

(a) Unless otherwise agreed by all of the parties hereto, each Purchaser shall deliver to Gardere Wynne Sewell LLP (the “Escrow Agent”) its respective Purchase Price, in one or more payments, by check or wire transfer payable to “Gardere Wynne Sewell LLP, as escrow agent” (and, as applicable in accordance with the terms of Section 2.2(c) and Schedule I, by delivery of properly executed and valid instruments evidencing any non-cash consideration contemplated therein). Each such payment shall be accompanied by a list showing the name and address of such Purchaser, the notation “Attention: W. Robert Dyer, Jr.,” and the Escrow Agent notice information set forth immediately below. The Escrow Agent is hereby directed to collect said payments and to deposit the proceeds thereof (the “Escrowed Funds”) in a trust account of the Escrow Agent (or, with respect to any delivery of non-cash consideration, to secure such non-cash consideration in its offices). Should the Escrow Agent receive any check or instrument of payment hereunder that is uncollectible, or returned to it for insufficient funds, the Escrow Agent shall so inform the Company and deliver the returned check or instrument to the applicable Purchaser. When on or before the Escrow Closing Date (or such later date on or prior to May 23, 2003, to which the parties to this Agreement shall have mutually agreed to extend the Escrow Closing Date, and promptly so informed the Escrow Agent; any such agreed upon later date to thereafter be deemed the Escrow Closing Date) the Escrow Agent shall have received (i) payments (and, as applicable in accordance with the terms of Section 2.2(c) and Schedule I, delivery of properly executed and valid instruments evidencing any non-cash consideration) from the Purchaser’s in an aggregate amount at least equal to the Minimum Offering Amount, and (ii) written instructions from an authorized officer of the Company and an authorized officer of DAS (each a “Closing Notice”), in each case stating that all conditions to Closing have been met in accordance with the provisions of this Agreement and setting the time and place upon which the Closing is to occur (which time and place must be the same in each of Closing Notices), the Escrow Agent shall disperse the Escrowed Funds (and all documents evidencing any non-cash consideration delivered in lieu of funds in accordance with the terms of Section 2.2(c) and Schedule I) to the Company at the Closing.

(b) All deliveries and notices to the Escrow Agent shall be addressed and/or directed as follows:

Gardere Wynne Sewell LLP

Bank Name:    Bank of America

                         901 Main Street

                         Dallas, Texas

ABA:               111000025

Acct Name:     Gardere Wynne Sewell LLP Trust Account

Account #:      125-267-244-8

Ref:                   #127487-2

Attention:        W. Robert Dyer, Jr.

(c) If the Escrow Agent has not received both (i) the Minimum Offering Amount from the Purchasers, and (ii) the requisite Closing Notices prior to the Escrow Closing Date (as such date may be extended from time to time in accordance with the applicable provisions of Section 2.3(a)), the Escrow Agent is directed to return to each Purchaser on the Escrow Closing Date the amount of the Escrowed Funds that were funded by such Purchaser, free of any interest (which, the parties agree shall not accrue on any portion of the Escrowed Funds), and any documents evidencing non-cash consideration delivered to the Escrow Agent by such Purchaser.

(d) Each of the Company and the Purchasers hereby acknowledges and agrees that the Escrow Agent undertakes to perform only such duties as are expressly set forth herein. The

Escrow Agent may rely, and shall be protected in acting, upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by an authorized officer of the Company or any Purchaser. The Escrow Agent, in the performance of its duties hereunder, shall not be liable for (i) any error of judgment, act done or step taken, or omitted by it in good faith, (ii) any mistake of fact or law or (iii) anything that it may do or refrain from doing in connection herewith, except for its own gross negligence. Should the Escrow Agent desire to terminate its obligations as Escrow Agent under this Agreement for any reason whatsoever, it may do so by giving 30 days’ written notice to the Company and each Purchaser; and it shall continue to hold the Escrowed Funds until a successor escrow agent shall have been appointed, at which time the Escrow Agent shall deliver the Escrowed Funds, and any documents evidencing non-cash consideration delivered to the Escrow Agent, to such successor escrow agent. Each of the Company and the Purchasers hereby agrees to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence or bad faith on the part of the Escrow Agent, arising out of or in connection with its performance as Escrow Agent and the carrying out its duties hereunder, including the costs and expenses of defending itself against any claim or liability. IT IS THE EXPRESS INTENT OF THE COMPANY AND EACH OF THE PURCHASERS TO INDEMNIFY AND HOLD HARMLESS THE ESCROW AGENT FROM ANY NEGLIGENT ACTS OR OMISSIONS OF THE ESCROW AGENT, OTHER THAN ANY ACT OR OMISSION RESULTING FROM THE ESCROW AGENT’S GROSS NEGLIGENCE.

2.4 Further Closings. From and after the Closing, the Company contemplates continuing its efforts to issue additional Preferred Shares (each a “Future Closing”) up to an aggregate maximum of proceeds of $15 million from such issuances of Preferred Shares, inclusive of all amounts paid for Preferred Stock as of the Closing Date.

2.5 Warrants. In consideration for, and as an inducement to, each Purchaser’s purchase of the Preferred Shares hereunder, the Company will issue to each Purchaser upon Closing, in connection with and in addition to the applicable number of Preferred Shares, a Warrant (in the form attached hereto as Exhibit B, each a “Warrant” and, collectively, the “Warrants”) to purchase the number of shares of the Company’s Common Stock set forth opposite such Purchaser’s name under the heading “Number of Warrants” on Schedule I.

2.6 Adoption of First Restated Certificate of Designation. The Company shall adopt and file a First Restated Certificate of Designation, Preference and Rights of Series A Convertible Preferred Stock of Axtive Corporation in substantially the form attached hereto as Exhibit A (the “Certificate of Designation”) with the Secretary of State of the State of Delaware on or promptly following the Closing Date. The terms of the Certificate of Designation, among other things, provide that upon the consummation of a “Qualified Future Financing” which contains a “Superior Right” (as each of those terms is defined in the Certificate of Designation), the terms and conditions of such Superior Right shall be automatically incorporated into the rights contained in the Certificate of Designation and will supersede any provisions in the Certificate of Designation relating to such Superior Right that would conflict with the exercise or application of such Superior Right; provided, however, that any such Superior Right may be waived by the holders of the Preferred Stock in accordance with the applicable provisions of the Certificate of Designation. If the Company provides any consideration to the holders of any equity or convertible debt instrument issued in connection with such Qualified Future Financing that is in addition to the consideration provided to the Purchasers (such as, for purposes of illustration, a warrant agreement other than a warrant substantially identical to the Warrants offered in this Agreement and issued in similar denominations and for substantially identical consideration provided or a registration rights agreement providing additional registration rights), then the Company will take all lawful and reasonable steps necessary to ensure that the Purchasers also receive such additional consideration.

3.	REPRESENTATIONS AND WARRANTIES.

The Company represents and warrants to each Purchaser, as of the Closing Date, except as set forth in the Offering Materials (as that term is defined in Section 4.7, including, without limitation, the Company’s draft 10-KSB for the year ended December 31, 2002) delivered to each Purchaser on or prior to the date of execution of this Agreement, the following:

3.1 Organization and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The Company is qualified to conduct business as a foreign corporation and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except where such failure would not have a Material Adverse Effect. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no further consent or authorization of the Company, its Board of Directors or its shareholders is required. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors’ rights generally and to general principles of equity.

3.2 SEC Filings. The Company makes periodic filings with the Commission available at www.sec.gov. All such forms, reports and other documents filed by the Company, including those that may be filed between the execution of this Agreement until the Closing, but expressly excluding any filing made at any time by any Person other than the Company, are referred to herein as the “SEC Reports.” Except to the extent the SEC Reports have been modified by the non-public information delivered to the Purchasers included within the Offering Materials, all of the SEC Reports (a) were or will be filed on a timely basis (except (1) where noted in the SEC Reports, (2) the Company’s Form 10-KSB for the period ended December 31, 2002, a draft version of which has been included in the Offering Materials), and (3) the Company’s Form 10-QSB for the period ended March 31, 2003, which has not yet been filed and, when filed, will not have been filed on a timely basis), (b) were or will be prepared in compliance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such SEC Reports, and (c) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstance under which they were made, not misleading.

3.3 Capitalization. As of the date hereof, the authorized, issued and outstanding capital stock of the Company is as set forth in the Offering Materials and except as set forth therein or in connection with the Merger Issuance no other shares of capital stock of the Company will be outstanding as of the Closing Date. All of such outstanding shares of capital stock are, or upon issuance will be, duly authorized, validly issued, fully paid and nonassessable. No shares of capital stock of the Company are subject to preemptive rights or similar rights of the shareholders of the Company (other than those rights in favor of holders of the Preferred Stock, or described in the Offering Materials) or any liens or encumbrances imposed through the actions or failure to act of the Company. Other than as set forth in the Offering Materials or in connection with the Merger and the Merger Issuance, as of the date hereof, (i) there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into or exchangeable for any shares of capital stock of the Company or any of its Subsidiaries, and (ii) except for registration rights of the existing holders of Preferred Stock as of the date of this Agreement, the Registration Rights Agreement contemplated hereby, and registration rights to be granted in connection with the Merger Issuance, if any, there are no agreements or arrangements under which the Company or any of its Subsidiaries are obligated to register the sale of any of its or their securities under the Securities Act and (iii) except for the anti-dilution rights and price adjustment provisions in favor of the existing holders of Preferred Stock as of the date of this Agreement, there are no anti-dilution or price adjustment provisions contained in any security issued by the Company (or in any agreement providing rights to security holders) that will be triggered by the issuance of the Securities. The Company has furnished to each Purchaser true and correct copies of the Company’s Corporate Documents, and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

3.4 Governmental Authorization. The execution and delivery by the Company of this Agreement does not and will not, the issuance and sale by the Company of the Securities does not and will not, and the consummation of the transactions contemplated hereby will not, require any action by or in respect of, or filing with, any governmental body, agency or governmental official except (a) such actions or filings that have been undertaken or made prior to the date hereof and that will be in full force and effect (or as to which all applicable waiting periods have expired) on and as of the date hereof or which are not required to be filed on or prior to the Closing Date, (b) such actions or filings required to consummate the Merger and the Merger Issuance that are contemplated by agreements relating thereto to which the Company is a party, (c) the filing of a “Form D” in connection with the issuance of the Preferred Shares and Warrants, and (d) such actions or filings that, if not obtained, would not result in a Material Adverse Effect.

3.5 Issuance of Common Stock; Reservation of Shares. Upon conversion in accordance with the terms of the Certificate of Designation and exercise of any Warrant, the applicable Conversion Shares shall be duly and validly issued and outstanding, fully paid and nonassessable, free and clear of any Taxes, Liens and charges with respect to issuance and shall not be subject to preemptive rights or similar rights of any other shareholders of the Company (other than those rights in favor of holders of Preferred Stock, or described in Offering Materials). Assuming the representations and warranties of the Purchasers contained herein are true and correct in all material respects, each of the Securities will have been issued in material compliance with all applicable United States federal and state securities laws. Subject to the effectiveness of the Company’s Reverse Stock Split, the Company shall have a sufficient number of shares of Common Stock authorized and reserved to provide for the conversion of the Preferred Shares into the Company’s Common Stock and for the exercise of the Warrants.

3.6 No Conflicts. The execution and delivery by the Company of this Agreement and the Registration Rights Agreement contemplated hereby, the issuance and sale by the Company of the Securities, and the consummation of the transactions contemplated hereby, does not and will not, contravene or constitute a default under or violation of (i) any provision of applicable law or regulation, (ii) the Company Corporate Documents, (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any Subsidiary or any of their respective assets, or result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary. The Company and each Subsidiary is in compliance with and conforms to all statutes, laws, ordinances, rules, regulations, orders, restrictions and all other legal requirements of any domestic or foreign government or any instrumentality thereof having jurisdiction over the conduct of its businesses or the ownership of its properties, except where such failure would not have a Material Adverse Effect.

3.7 Financial Information. Except as disclosed in the Offering Materials, since December 31, 2002 (the “Balance Sheet Date”), there has been (i) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company and its Subsidiaries, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation, act of God, public force or otherwise and (ii) no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations or prospects, of the Company and its Subsidiaries except in the ordinary course of business; and no fact or condition exists or is contemplated or threatened which might cause such a change in the future. The audited and unaudited consolidated balance sheets of the Company and its Subsidiaries as set forth in the SEC Reports, and the related consolidated statements of income, changes in shareholders’ equity and changes in cash flows as set forth in the SEC Reports for the respective periods referenced therein, including the footnotes thereto, except as indicated therein, (x) complied in all material respects with applicable accounting requirements and (y) have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except that the unaudited financial statements do not contain notes and may be subject to normal audit adjustments and normal annual adjustments. Such financial statements fairly present the financial condition of the Company and its Subsidiaries at the dates indicated and the consolidated results of their operations and cash flows for the periods then ended and, except as indicated therein, reflect all claims against and all indebtedness and liabilities of the Company and its Subsidiaries, fixed or contingent.

3.8 Litigation. Except as set forth in the Offering Materials, there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company or which challenges the validity of this Agreement.

3.9 Environmental Matters. The costs and liabilities associated with Environmental Laws (including the cost of compliance therewith) are unlikely to have a Material Adverse Effect. Each of the Company and the Subsidiaries conducts its businesses in compliance in all material respects with all applicable Environmental Laws.

3.10 Taxes. Except as set forth in the Offering Materials, all United States federal, state, county, municipality, local or foreign income tax returns and all other material tax returns (including foreign tax returns) which are required to be filed by or on behalf of the Company and each Subsidiary have been filed and all material Taxes due pursuant to such returns or pursuant to any assessment received by the Company and each Subsidiary have been paid except those being disputed in good faith and for which adequate reserves have been established. The charges, accruals and reserves on the books of the Company and each Subsidiary in respect of Taxes and other governmental charges have been established in accordance with GAAP.

3.11 Not an Investment Company. Neither the Company nor any Subsidiary is an “Investment Company” within the meaning of Investment Company Act of 1940, as amended.

3.12 Full Disclosure. The Company’s unaudited draft Form 10-KSB for the period ending December 31, 2002 (as included in the Offering Materials and as revised and by the Company and delivered to the Purchasers from time to time, the “Draft Form 10-KSB”), and any other information furnished by the Company or any Subsidiary to any Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they are made, not misleading.

The Draft Form 10-KSB and other financial information furnished by the Company or any Subsidiary to any Purchaser for purposes of or in connection with this Agreement or any transaction contemplated hereby fairly present the financial condition of the Company and its Subsidiaries (or, in the case of any financial information regarding ThinkSpark, fairly reflects information made available to the Company by ThinkSpark and/or the Company’s understanding of such information); provided, however, that the pro forma financial information provided by the Company to the Purchasers has not been prepared in conformity with GAAP. Each of the Purchasers has had the opportunity to ask questions of, and receive answers from, the Company or its authorized representatives concerning the deviations from GAAP contained within the pro forma financial information presented by the Company to the Purchasers for purposes of or in connection with this Agreement or any transaction contemplated hereby, and the information provided by the Company and its authorized representatives in response to such questions (whether verbally or in written materials) has not contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make such information not misleading.

For the purposes of the representations and warranties contained in this Section 3.12, the parties acknowledge and agree that the Offering Materials and any other information provided by the Company or any Subsidiary to any Purchaser relating to this Agreement and the transactions contemplated hereby shall be deemed, with respect to any information or portion of information contained therein that subsequently is revised, amended, supplemented or otherwise modified, to reflect (i) the latest such revised, amended, supplemented or modified information or portion of information that has been provided by the Company or any Subsidiary to the Purchasers and (ii) any such information that is included in any SEC Report subsequently filed by the Company.

3.13 No Solicitation; Integration with Other Offerings. Except as set forth in the Offering Materials, no form of general solicitation or general advertising was used by the Company or, to the best of its actual knowledge, any other Person acting on behalf of the Company, in connection with the offer and sale of the Securities. Neither the Company, nor, to its knowledge, any Person acting on behalf of the Company, has, either directly or indirectly, sold or offered for sale to any Person any of the Securities or, within the six months prior to the date hereof, any other similar security of the Company except only offers and sales to existing holders of the Preferred Stock as of the date of this Agreement, as contemplated by this Agreement, and in connection with the Merger and the Merger Issuance, and the Company represents that neither itself nor any Person authorized to act on its behalf (except that the Company makes no representation as to any existing holder of Preferred Stock as of the date of this Agreement, any Purchaser, any recipient of capital stock and/or securities convertible into or exchangeable for capital stock of the Company pursuant to the Merger Issuance, or any of their respective Affiliates) will sell or offer for sale any such security to, or solicit any offers to buy any such security from, or otherwise approach or negotiate in respect thereof with, any Person or Persons so as thereby to cause the issuance or sale of any of the Securities to be in violation of any of the provisions of Section 5 of the Securities Act.

3.14 Permits. (a) Each of the Company and its Subsidiaries has all material Permits; (b) all such Permits are in full force and effect, and each of the Company and its Subsidiaries has fulfilled and performed all material obligations with respect to such Permits; (c) no event has occurred which allows, or after notice of lapse of time would allow, revocation or termination by the issuer thereof or which results in any other material impairment of the rights of the holder of any such Permit; and (d) the Company has no reason to believe that any governmental body or agency is considering limiting, suspending or revoking any such Permit.

3.15 Absence of Any Undisclosed Liabilities or Capital Calls. There are no liabilities of the Company or any Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which would reasonably be expected to result in such a liability, other than (i) those liabilities provided for in the Offering Materials, (ii) liabilities and obligations incurred in the ordinary course of business since the Balance Sheet Date, (iii) liabilities and obligations incurred in connection with the Merger and the Merger Issuance, (iv) liabilities and obligations contemplated hereby, and (v) other undisclosed liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

3.16 Proprietary Information of Third Parties. Except as set forth in the Offering Materials, to the best of the Company’s knowledge, no Person has claimed or has reason to claim that any employee of the Company or any Subsidiary has (a) violated or may be violating any of the terms or conditions of his employment, non-competition or non-disclosure agreement with such Person, (b) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such Person or (c) interfered or may be interfering in the employment relationship between such Person and any of its present or former employees. No Person has requested information from the Company which suggests that such a claim might be contemplated. To the best of the Company’s knowledge, no employee of the Company or any Subsidiary has employed or proposes to employ any trade secret or any information of documentation proprietary to any former employer, and to the best of the Company’s knowledge, no employee of the Company or any Subsidiary has violated any confidential relationship which such Person may have had with any Person, in connection with the development or sale of any service or proposed service of the Company or any Subsidiary, and the Company or any Subsidiary has no reason to believe there will be any such employment or violation. To the best of the Company’s knowledge, none of the execution or delivery of this Agreement, or the carrying on of the business of the Company or any Subsidiary as officer, employee or agent by any officer, director or key employee of the Company or any Subsidiary, or the conduct or proposed conduct of the business of the Company or any Subsidiary, will conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under any contract, covenant or instrument under which any such Person is obligated.

3.17 Intellectual Property Rights. Each of the Company and its Subsidiaries owns, or is licensed under, and has the rights to use, all patents, patent applications, trademarks, trademark applications, trade names, copyrights, technology, know-how and processes, service marks, service mark applications, trade secrets, and customer lists (collectively, “Intellectual Property”) used in, necessary for or proposed to be used in the conduct of its business; no claims have been asserted by any Person to the use of any such Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement related thereto. To the best of the Company’s knowledge, there is no valid basis for any such claim and the use of such Intellectual Property by the Company and its Subsidiaries will not infringe upon the rights of any Person.

3.18 Insurance. Except as set forth in the Offering Materials, the Company and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance in at least such amounts and against such risks such that any uninsured loss would not have a Material Adverse Effect, and all insurance coverages of the Company and its Subsidiaries are in full force and effect.

3.19 Title to Properties. The Company and its Subsidiaries have good and marketable title to all their respective properties reflected in the Offering Materials, free and clear of all Liens, other than as disclosed in the Offering Materials.

3.20 Internal Accounting Controls. The Company and each of its Subsidiaries maintains a system of internal accounting controls sufficient, in the judgment of the Company’s Board of Directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.21 Foreign Practices. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any employee or agent of the Company or any Subsidiary has made any payments of funds of the Company or Subsidiary, or received or retained any funds, in each case in violation of any law, rule or regulation.

3.22 Brokers. The Company has no contract, arrangement or understanding with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

4.	REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Each Purchaser, severally but not jointly, represents and warrants to the Company, on the date hereof and as of the Closing Date, the following:

4.1 Shares for Account of Purchaser.

(a) Except as expressly set forth in Section 4.1(b), the Securities are being acquired for the respective accounts of the Purchasers (or if any Purchaser is a trust or other entity, solely for the beneficiaries thereof) for investment purposes only, and are not being purchased with a view to or for the resale, distribution or fractionalization thereof, and no Purchaser has any contract, undertaking, agreement or arrangement with, and has no present plan to enter into any contract, undertaking, agreement or arrangement with any Person to sell, Transfer or pledge the Securities or any portion thereof.

(b) DAS has represented to the Company that DAS may distribute to certain DAS Members certain of the Securities acquired by DAS pursuant to this Agreement (any such distribution to any DAS Member being hereinafter referred to as a “DAS Distribution”). DAS hereby represents, warrants and covenants to the Company that, prior to any DAS Distribution:

(i) DAS shall notify the Company of its intention to consummate such DAS Distribution such that the Company may advise DAS of any material disclosures necessary in order to update make the statements contained in the Offering Materials received by DAS as of the Closing not misleading (which advice and information, if any, shall be provided to DAS by the by the Company for purposes of this Section 4.1(b));

(ii) each acquiring DAS Member shall be furnished with copies of all Offering Materials received by DAS and any other non-public information necessary in order to make the statements in such Offering Materials, in the light of the circumstance under which they were made, not misleading;

(iii) each acquiring DAS Member shall be an “accredited investor” as that term is defined in Rule 501(a) of Regulation D as adopted by the Commission;

(iv) each acquiring DAS Member shall have executed and delivered to DAS representations and warranties substantially similar to those set forth in this Section 4 (other than those set forth in this Section 4.1(b)), which representations and warranties shall be made available for inspection by the Company and its counsel; and

(v) DAS shall, and cause each of the acquiring DAS Members to, comply with all reasonable requests of the Company to ensure that such DAS Distribution is exempt from the registration requirements of the Securities Act and otherwise in compliance with all applicable federal and state securities laws.

4.2 Securities Not Registered Under Securities Laws. Each Purchaser has been informed and understands that: THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES OR OTHER REGULATORY AUTHORITY, NOR HAS ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OF SUCH SECURITIES OR THE ACCURACY OR ADEQUACY OF ANY DISCLOSURES RELATED THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE; AND THE SECURITIES HAVE NOT BEEN, AND PURCHASERS IN SUCH SECURITIES HAVE NO RIGHT, OTHER THAN AS PROVIDED FOR IN THE REGISTRATION RIGHTS AGREEMENT DELIVERED IN CONNECTION WITH THE ISSUANCE OF THE SECURITIES, TO REQUIRE THAT THEY BE, REGISTERED UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND SUCH SECURITIES ARE BEING OFFERED AND SOLD IN RELIANCE UPON EXEMPTIONS AVAILABLE UNDER SUCH LAWS.

4.3 Limitation on Transferability of Securities. Each Purchaser has been informed and understands and agrees that:

(a) THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTIONS THEREFROM. A LEGEND RESTRICTING THE TRANSFER OF SUCH SECURITIES SHALL BE PLACED ON THE CERTIFICATES REPRESENTING THE SECURITIES.

(b) Each Purchaser must bear the economic risk of its or his investment in the Securities for an indefinite period of time, because the Securities have not been registered under the Securities Act, or the securities laws of any state and, therefore, cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from registration is available. Each Purchaser further understands that only the Company can take action to register the Securities.

(c) No offer, sale, Transfer or other disposition of the Securities may be made unless such Securities have theretofore been effectively registered under the Securities Act and applicable state securities laws, or the Company has received the written opinion of counsel satisfactory to the Company that the transaction will not violate or require registration under such laws and obtains warranties similar to those set forth herein from the proposed transferee.

(d) Each Purchaser shall pay all expenses and costs, if any, incurred by the Company for legal or accounting services in connection with reviewing any proposed sale or other Transfer of the Securities by such Purchaser and issuing opinions in connection therewith.

(e) In the event of any sale or other Transfer of any Securities, the selling Purchaser shall be required and it shall be the sole responsibility of such Purchaser to comply with the restrictions of the transferability of such Securities imposed under applicable federal and state securities laws and regulations.

4.4 Status of Purchaser. Each Purchaser is (and each Purchaser shall check the applicable blank adjacent to its signature hereto) either:

(a) a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

(b) a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year; or

(c) a director or executive officer of the Company; or

(d) a trust, with total assets in excess of $5.0 million, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in the Securities Act; or

(e) a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

(f) otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Commission.

4.5 Financial Ability of Purchaser. Each Purchaser (a) has the financial ability to bear the economic risk of his, her or its investment in the Securities (including the possible loss of the entire amount thereof), (b) has adequate means for providing for his, her or its current and future needs and personal contingencies notwithstanding (i) such Purchaser’s investment in the Securities, (ii) the unavailability of any tax, financial or other benefits from such Purchaser’s investment in or ownership of the Securities, or (iii) the complete loss of such Purchaser’s entire investment in the Securities, and (c) has no need for liquidity with respect to his, her or its investment in the Securities.

4.6 Purchaser Sophistication. Each Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities and has obtained sufficient information from the Company to enable him, her or it to evaluate the risks of an investment in the Securities.

4.7 Receipt of Other Information. Each Purchaser acknowledges and agrees that he, she or it:

(a) has been furnished with copies of certain non-public information of the Company under a written confidentiality agreement, including, without limitation, financial projections and pro forma financial information prepared by the Company and relating to the Company, and the unaudited Draft Form10-KSB (together with the SEC Reports available to the Purchasers via the world-wide web, the “Offering Materials”), has carefully read the Offering Materials and has evaluated and understands the risks of an investment in the Securities, and, except as indicated in Sections 4.7 (b) and (c), has relied solely upon the information contained in the Offering Materials;

(b) is aware that the Company has not timely filed either (i) its Form 10-KSB for the period ended December 31, 2002, or (ii) its Form 10-QSB for the period ended March 31, 2003 (each of which, when filed, will not have been filed on a timely basis);

(c) has been provided an opportunity to obtain any additional information concerning the Offering, to the extent the Company or its authorized representatives possess the same or could acquire it without unreasonable effort or expense; and

(d) has had the opportunity to ask questions of, and receive answers from, the Company or its authorized representatives concerning the terms and conditions of the Offering and other matters pertaining to an investment in the Securities and, to the extent the Company or its authorized representatives possess the same or could acquire it without unreasonable effort or expense, to obtain such additional information as such Purchaser considers necessary to verify the accuracy of the information contained in the Offering Materials or that which was otherwise provided in order for him or her to evaluate the merits or risks of an investment in the Securities, and has not been furnished any other offering literature or prospectus except as mentioned herein or in the Offering Materials.

4.8 Suitability of Investment. Each Purchaser has determined that the Securities are a suitable investment for him, her or it and that, at this time, he, she or it is able to bear a complete loss of his, her or its investment in the Securities.

4.9 Independent Investment Decision. In making a decision to invest in the Securities, each Purchaser has relied solely upon independent investigations made by him, her or it and is not relying on the Company or its authorized representatives or any references in the Offering Materials to any legal opinion with respect to tax or other economic considerations involved in an investment in the Securities.

4.10 Authority. The execution, delivery, and performance of this Agreement have been duly authorized by each Purchaser. The execution and delivery of this Agreement and the purchase of the Securities do not conflict with or breach any provision of the organizational documents of any Purchaser or any law, ruling, regulation, statute or agreement to which it is subject.

4.11 No Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement as a result of arrangements entered into by any Purchaser.

4.12 Reliance on Representations and Warranties. It is understood and agreed that Company has relied and will rely upon the representations and warranties of the Purchasers contained in this Agreement for purposes of determining whether each Purchaser meets the Purchaser suitability standards imposed under state and federal securities laws and regulations in order to enable the Company to decide whether the offer and sale of the Securities may be made without registration under applicable federal and state securities laws and regulations in reliance upon exemptions provided thereunder.

5.	CONDITIONS PRECEDENT TO PURCHASE OF SECURITIES

5.1 Conditions Precedent to Purchasers’ Obligations to Purchase. The obligation of each Purchaser hereunder to purchase the Preferred Shares is subject to the satisfaction of each of the following conditions (or the waiver thereof in writing by each Purchaser):

(a) The Company shall have duly executed this Agreement, the Registration Rights Agreement contemplated hereby, and delivered a counterpart of each thereof to each Purchaser;

(b) Except as expressly provided to the contrary in Schedule I, the Company shall have delivered to each Purchaser (i) a duly executed certificate representing the number of Preferred Shares for which such Purchaser has remitted payment to the Company at the purchase price of $1,000 per share and (ii) a duly executed Warrant exercisable for the applicable number of shares to which such Purchaser shall be entitled in accordance with the provisions of Section 2.5;

(c) That certain Management Services Agreement, dated February 14, 2003, by and between the Company and DAS (the “Management Services Agreement”), shall be in full force and effect, and the Company shall have delivered to DAS the “Initial Advance” described therein;

(d) Each Purchaser shall have remitted to the Escrow Agent not less than its respective Purchase Price in accordance with the provisions of Section 2.2(c) and Schedule I;

(e) The representations and warranties of the Company contained herein shall be true and correct in all material respects (except for representations and warranties that speak as of a specified date, which representations and warranties shall have been true and correct as of such specified date), and the Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing. Each Purchaser shall have received a counterpart Officer’s Certificate executed by appropriate officers of the Company, dated as of the date delivered, to the foregoing effect, and further certifying (i) the incumbency of each officer of the Company executing such certificate, this Agreement and any other document contemplated hereunder, (ii) the correctness and completeness of the attached copies of (A) the Company Corporate Documents, (B) the resolution(s) of the Company’s Board of Directors authorizing the transactions contemplated herein, and (C) a reasonably detailed chart depicting the capitalization of the Company after giving effect to the Merger Issuance and other transactions contemplated hereby, and (iii) the enforceability of this Agreement against the Company, upon the Company’s execution and delivery hereof, in accordance with its terms, subject to bankruptcy or insolvency laws affecting creditors’ rights generally and to general principles of equity.

(f) The Company shall have received all governmental, Board of Directors, shareholders and third party consents and approvals necessary or desirable in connection with the issuance and sale of the Securities and the consummation of the transactions contemplated by this Agreement;

(g) The Company Corporate Documents and the Subsidiary Corporate Documents, if any, shall be in full force and effect and no term or condition thereof shall have been amended, waived or otherwise modified without the prior written consent of each Purchaser;

(h) The Merger and Merger Issuance shall have occurred (or shall occur simultaneously with the Closing) on terms and conditions substantially similar to those terms and conditions set forth in draft documentation approved in advance by each Purchaser (which approval shall not be unreasonably withheld), and the Company shall have delivered (or shall deliver at the Closing) to each Purchaser, or its counsel, such copies of the agreements, instruments, certificates and other documents executed and delivered by the Company relating to each of the Merger and Merger Issuance as such Purchaser shall reasonably request; and

(i) The Purchasers shall have received all other resolutions, certificates, instruments, agreements or other documents required by this Agreement to be delivered by the Company at or prior to the Closing.

5.2 Conditions to the Company’s Obligations. The obligations of the Company to issue and sell the Securities to the Purchasers pursuant to this Agreement are subject to the satisfaction of each of the following conditions (or the waiver thereof in writing by the Company):

(a) The representations and warranties of each Purchaser contained herein shall be true and correct in all material respects (except for representations and warranties that speak as of a specified date, which representations and warranties shall have been true and correct as of such specified date), and each Purchaser shall have performed and complied in all material respects with all agreements required by this Agreement to be performed or complied with by such Purchaser at or prior to the Closing;

(b) The issue and sale of the Securities by the Company shall not be prohibited by any applicable law, court order or governmental regulation;

(c) The receipt by the Company of duly executed counterparts of this Agreement and the Registration Rights Agreement contemplated hereby;

(d) Each of the Merger and the Merger Issuance shall have occurred (or shall occur simultaneously with the Closing) in accordance with the terms of the related agreements to which the Company is a party;

(e) The Management Services Agreement shall be in full force and effect; and

(f) The aggregate purchase price received by the Escrow Agent from all of the Purchasers for the Preferred Shares shall be not less than the Minimum Offering Amount (as calculated in accordance with applicable provisions of this Agreement).

6.	AFFIRMATIVE COVENANTS

Unless such obligation is waived by the Majority Purchasers, the Company hereby agrees that, from and after the date hereof:

6.1 Information. The Company will make available to each holder of the Preferred Shares:

(a) promptly upon the filing thereof, copies of (i) all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent), and (ii) all SEC Reports;

(b) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed and any other document generally distributed to shareholders; and

(c) promptly following the commencement thereof, notice and a description in reasonable detail of any litigation or proceeding to which the Company or any Subsidiary is a party in which the amount involved is $250,000 or more and not covered by insurance or in which injunctive or similar relief is sought.

6.2 Payment of Obligations. The parties to this Agreement acknowledge and agree that the Company has certain matured, short-term, obligations that are unpaid as of the Closing. The Company hereby covenants to the Purchasers that such short-term obligations will be paid in full within 10 days after the Closing. Additionally, the parties to this Agreement acknowledge and agree that the Company has certain other unpaid obligations incurred prior to March 1, 2001 in connection with the Company’s former golf video operations, which obligations have been accrued in the Company’s financial statements. The Company believes that the claims underlying these obligations are dormant and not likely to be pursued against the Company, does not intend to pay such obligations, and intends to contest such obligations if they are pursued against the Company. Subject to the foregoing provisions of this Section 6.2, the Company will, and will cause each Subsidiary to, pay and discharge, at or before maturity, all their respective material obligations, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings and will maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

6.3 Maintenance of Property; Insurance. The Company will, and will cause each Subsidiary to, keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. In addition, the Company and each Subsidiary will maintain insurance in at least such amounts and against such risks as it has insured against as of the Closing Date.

6.4 Maintenance of Existence. The Company will, and will cause each Subsidiary to, continue to engage in business of the same general type as now conducted by the Company and such Subsidiaries, and will preserve, renew and keep in full force and effect its respective corporate existence and their respective material rights, privileges and franchises necessary or desirable in the normal conduct of business.

6.5 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply, in all material respects, with all United States federal, state, municipal, local or foreign applicable laws, ordinances, rules, regulations, municipal by-laws, codes and requirements of governmental authorities except (i) the filing of the Company’s Form 10-KSB for the period ended December 31, 2002, which has not yet been filed and, when filed, will not have been filed on a timely basis, (ii) the filing of the Company’s Form 10-QSB for the period ended March 31, 2003, which has not yet been filed and, when filed, will not have been filed on a timely basis, (iii) where compliance therewith is contested in good faith by appropriate proceedings or (iv) where non-compliance therewith could not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

6.6 Inspection of Property, Books and Records. The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to their respective businesses and activities; and will permit, during normal business hours, a representative of each Purchaser or an affiliate thereof, as representatives of Purchaser, to visit and inspect any of their respective properties, upon reasonable prior notice, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective executive officers and independent public accountants (and by this provision the Company authorizes its independent public accountants to disclose and discuss with each Purchaser the affairs, finances and accounts of the Company and its Subsidiaries in the presence of a representative of the Company; provided, however, that such discussions will not result in any unreasonable expense to the Company, without Company consent), all at such reasonable times as any Purchaser shall arrange with the Company in advance.

6.7 Investment Company Act. The Company will not be or become an open-end investment trust, unit investment trust or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act of 1940, as amended.

6.8 Compliance with Terms and Conditions of Material Contracts. The Company will, and will cause each Subsidiary to, comply, in all respects, with all terms and conditions of all material contracts to which it is subject.

6.9 Reserved Shares and Listings.

(a) Subject to the effectiveness of the Company’s Reverse Stock Split (or, failing consummation thereof, other corporate action undertaken by the Company to authorize and reserve a sufficient number of shares of Common Stock to provide for the conversion of the Preferred Shares into the Company’s Common Stock and for the exercise of the Warrants), the

Company shall at all times thereafter have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Common Stock to provide for the full conversion of the outstanding Preferred Shares and exercise of the Warrants (based on the conversion price of the Preferred Shares in effect from time to time and the exercise price of the Warrant). The Company will use its best lawful efforts to cause the Reverse Stock Split (or other corporate action undertaken to authorize and reserve a sufficient number of shares of Common Stock) to be consummated and effective within 120 days after Closing. If at any time following the effectiveness of the Company’s Reverse Stock Split (or other corporate action undertaken to authorize and reserve a sufficient number of shares of Common Stock) the number of shares of Common Stock authorized and reserved for issuance falls below the number of Conversion Shares issued or issuable upon conversion of the Preferred Shares and exercise of the Warrants, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares. The Company will obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state securities laws in connection with the issuance of shares of Common Stock upon conversion of the Preferred Shares.

(b) The Company will use its best lawful efforts to maintain or, if lost, to restore, the listing and trading of its Common Stock on a National Market or the OTC Bulletin Board. To the extent applicable, the Company will comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of the National Association of Securities Dealers, Inc. (the “NASD”) and such exchanges, as applicable. The Company shall promptly provide to each Purchaser copies of any notices it receives regarding the continued eligibility of the Common Stock for listing on any National Market or the OTC Bulletin Board.

6.10 Transfer Agent Instructions. Upon receipt of a Notice of Conversion or Notice of Exercise, as applicable, the Company shall immediately direct the Company’s transfer agent to issue certificates, registered in the name of Purchaser or its nominee, for the Conversion Shares, in such amounts as specified from time to time by Purchaser to the Company upon proper conversion of the Preferred Shares or exercise of the applicable Warrant. Upon conversion of any Preferred Shares in accordance with the terms of the Certificate of Designation and/or exercise of any Warrant in accordance with its terms, the Company will, and will use its best lawful efforts to cause its transfer agent to, issue as promptly and reasonably practicable one or more certificates representing shares of Common Stock in such name or names and in such denominations specified by the applicable Purchaser in a Notice of Conversion or Notice of Exercise, as the case may be (which certificates shall contain a restrictive legend substantially similar to the legend set forth in Section 4.3(a) above).

6.11 Maintenance of Reporting Status; Supplemental Information. So long as any of the Securities are outstanding, the Company shall use its best lawful efforts to timely file all reports required to be filed with the Commission pursuant to the Exchange Act (it being understood and acknowledged by the parties that neither the Company’s Form 10-KSB for the period ended December 31, 2002, a draft version of which has been included in the Offering Materials, nor the Company’s Form 10-QSB for the period ended March 31, 2003, has been timely filed as of the date of this Agreement, and neither, when filed, will have been timely filed). The Company shall not terminate its status as an issuer required to file reports under the Exchange Act, even if the Exchange Act or the rules and regulations thereunder would permit such termination. If at anytime the Company is not subject to the requirements of Section

13 or 15(d) of the Exchange Act, the Company will promptly furnish at its expense, upon request, for the benefit of the holders from time to time of Securities, and prospective purchasers of Securities, information satisfying the information requirements of Rule 144 under the Securities Act.

6.12 Form D; Blue Sky Laws. The Company agrees to file a “Form D” with respect to the Securities as required under Regulation D of the Securities Act and to provide a copy thereof to the applicable Purchaser promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities for sale to Purchasers at the Closing pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken to Purchasers on or prior to the Closing Date.

7.	NEGATIVE COVENANTS

Without the prior written consent of the holders of the Majority Purchasers, the Company agrees that after the date hereof and for the benefit of each Purchaser:

7.1 Transactions with Affiliates. The Company and each Subsidiary will not enter into any material transactions with any Affiliate, except where such transaction is on terms which are, to the Company or such Subsidiary, no less favorable than terms that could be obtained by the Company or such Subsidiary from a Person that is not an Affiliate of the Company upon negotiation at arm’s length, as determined in good faith by the Board of Directors of the Company.

7.2 Prohibition on Floating Conversion Rate Equity Offerings; Registration Rights.

(a) Except with respect to equity securities that may be issuable upon the exercise or conversion of Derivative Securities (as defined below) outstanding as of the Closing Date, the Company agrees that it will not issue any of its equity securities (or securities convertible into or exchangeable or exercisable for equity securities (the “Derivative Securities”)) for which the conversion price at the time of conversion is based on a floating rate (such as a percentage of the Company’s Closing Bid Price over a Trading Day average calculated from time to time).

(b) Except with respect to equity securities that may be issuable upon the exercise or conversion of Derivative Securities outstanding as of the Closing Date, the Company agrees it will not issue any of its equity securities (or Derivative Securities), unless such securities are “restricted securities.” As used herein, “restricted securities” shall mean securities that may not be sold publicly or otherwise Transferred (except in a private transaction) prior to 12 months following the date of issuance of such securities.

(c) The restrictions contained in this Section 7.2 shall not apply to the issuance by the Company of (or the agreement to issue) Common Stock or Derivative Securities in connection with (i) the acquisition (including by merger) of a business or of assets contemplated or otherwise permitted under this Agreement, or (ii) stock option or other compensatory plans.

7.3 Limitation on Stock Repurchases. Except as otherwise set forth in the Certificate of Designation (as the some may be amended, supplemented, restated or otherwise modified from time to time in accordance with Delaware law and the provisions of the Company Corporate Documents) and the Warrants, the Company shall not redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) any shares of capital stock of the Company or any warrants, rights or options to purchase or acquire any such shares, except that the Company may redeem, repurchase or otherwise acquire any shares of capital stock of the Company from (i) any terminated employee or consultant of the Company; or (ii) any holder of a warrant (or replacement thereof) originally issued to a holder of Preferred Stock, pursuant to such terms and conditions as were contained in such warrant when issued to such holder of Preferred Stock, or (iii) any future investors acquiring Derivative Securities (“Future Investors”) which have redemption rights (provided, if any such rights are so granted to such Future Investors, then each Purchasers shall automatically, and without further action, be deemed to have been granted identical redemption rights as the Future Investors, on a pari passu basis, with respect to such Purchasers’ shares of Preferred Stock).

8.	OTHER AGREEMENTS

8.1 Registration Rights. The Preferred Shares shall have the registration rights set forth in the Registration Rights Agreement, attached as Exhibit C hereto.

8.2 Reverse Stock Split. The Purchasers and the Company acknowledge that the Company is contemplating a reverse stock split at a future date, and that the holders of more than fifty percent (50%) of the then outstanding shares of Preferred Stock shall have the right to approve any reverse stock split of the Company that is approved and authorized by the Board of Directors and thereafter submitted to the stockholders of the Company for a vote (whether at a meeting, by proxy or by written consent).

8.3 Use of Proceeds. The Company shall use the proceeds received from the issuance of the Preferred Shares for working capital and other general corporate purposes as determined in the discretion of the Board of Directors of the Company, including, without limitation, to repay certain existing indebtedness of the Company reflected in the SEC Reports (other than any indebtedness satisfied in exchange for Preferred Shares at the Closing), transaction costs and expenses, accounts payable of the Company, consummation of the Merger, and future potential acquisitions and related transactions as described in the Offering Materials.

8.4 Right of First Offer. The Company shall offer to the Purchasers, from time to time, a right of first offer to participate in any Qualified Future Financing (as contemplated by Section 2.6 above), in addition to, and not in lieu of, the rights afforded to the Purchasers under Section 2.6 above and in the Certificate of Designation associated with such Qualified Future Financing. In addition thereto, and not in lieu thereof, such right of first offer shall also apply in the event the Company offers to consummate any debt or equity financing (including the issuance of securities exercisable or convertible into securities of the Company) from and after the expiration of the Qualified Future Financing (i.e., after the Company raises $15,000,000 in capital in the aggregate, including the Preferred Shares issued at the Closing), which, by its terms, would result in the Purchasers being afforded a reduction to their Conversion Price as contemplated by Section 4(g) of the Certificate of Designation (i.e., issuances below the Conversion Price specified by the terms of the Certificate of Designation) (and any exercise of such right shall not otherwise diminish the Purchasers’ rights to adjust the Conversion Price under the Certificate of Designation). If the terms of this Section 8.4 shall conflict with, or otherwise fail to comport with, the terms of any other agreement regarding the subject matter hereof to which the Company is a party, the provisions of this Section 8.4 shall control. The Majority Purchasers may waive any right set forth in this Section 8.4 (or shorten the 20-day time period) with respect to any particular transaction, by written notice to the Company.

9.	MISCELLANEOUS

9.1 Notices. All notices, demands and other communications to any party hereunder shall be in writing (including telecopier or similar writing) and shall be given to such party at its address set forth on the signature pages hereof, or such other address as such party may hereafter specify for the purpose to the other parties. Each such notice, demand or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified on the signature page hereof, (ii) if given by mail, 4 days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in or pursuant to this Section 9.1.

9.2 No Waivers; Amendments.

(a) No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) Unless specifically noted to the contrary, any provision of this Agreement may be amended, supplemented or waived after the Closing if, but only if, such amendment, supplement or waiver is in writing and is signed by the Company and the Majority Purchasers.

9.3 Indemnification.

(a) The Company agrees to indemnify and hold harmless each Purchaser, its respective Affiliates, and each Person, if any, who controls such Purchaser, or any of its respective Affiliates, and the respective partners, agents, employees, officers and Directors of such Purchaser, their Affiliates and any such Controlling Person (each an “Indemnified Party”) and collectively, the “Indemnified Parties”), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not such Indemnified Party is a party thereto, provided that the Company shall not be obligated to advance such costs to any Indemnified Party unless it has received from such Indemnified Party an undertaking to repay to the Company the costs so advanced if it should be determined by final judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder with respect to such costs) which may be incurred by such Indemnified Party in connection with any administrative or judicial proceeding brought or threatened that relates to or arises out of, or is in connection with a breach of any of the Company’s representations and warranties or covenants contained herein; provided that the Company will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgment of a court of competent jurisdiction to result from such Indemnified Party’s negligence, willful misconduct or bad faith.

(b) If any action shall be brought against an Indemnified Party with respect to which indemnity may be sought against the Company under this Agreement, such Indemnified Party shall promptly notify the Company in writing and the Company, at its option, may, assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Company shall not affect any obligations the Company may have to such Indemnified Party under this Agreement or otherwise unless the Company is materially adversely affected by such failure. Such Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party, unless (i) the Company has failed to assume the defense and employ counsel or (ii) the named parties to any such action (including any impleaded parties) include such Indemnified Party and the Company, and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company, in which case, if such Indemnified Party notifies the Company in writing that it elects to employ separate counsel at the expense of the Company, the Company shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party; provided, however, that the Company shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by the applicable Purchaser(s). The Company shall not be liable for any settlement of any such action effected without the written consent of the Company (which shall not be unreasonably withheld) and the Company agrees to indemnify and hold harmless each Indemnified Party from and against any loss or liability by reason of settlement of any action effected with the consent of the Company. In addition, the Company will not, without the prior written consent of the applicable Purchaser(s), settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect to which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of the applicable Purchaser(s) and the other Indemnified Parties, satisfactory in form and substance to the applicable Purchaser(s), from all liability arising out of such action, claim, suit or proceeding.

(c) The indemnification, contribution and expense reimbursement obligations set forth in this Section 8.3 (i) shall be in addition to any liability the Company may have to any Indemnified Party at common law or otherwise; (ii) shall survive the Closing Date for a period of 4 years, and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Purchaser or any other Indemnified Party.

(d) Each Purchaser acknowledges such Purchaser’s understanding of the representations, warranties and covenants set forth herein and that the Company relied upon such representations, covenants and warranties and each Purchaser agrees to indemnify, defend and save harmless the Company, its directors, officers, agents and employees, and each of them, from and against any and all loss, liability, claim, damage and expense (including, but not limited to, any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever), arising out of or based upon any false representation or warranty or breach or failure by such Purchaser to comply with any covenant or agreement made by such Purchaser herein or in any other document furnished by such Purchaser to any of the foregoing in connection with such Purchaser’s investment in the Securities.

9.4 Expenses. Except for a fee to be paid to Global Capital Advisors, Ltd., in the amount of $5,000 for out-of-pocket expenses in connection with the issuances described herein, the parties hereto shall each bear their own legal, financial and other expenses incurred in relation to the execution of this Agreement and the related transactions thereto. The referenced fee to Global Capital Advisors, Ltd., will be paid promptly upon Closing.

9.5 Successors and Assigns. This Agreement shall be binding upon the Company and each Purchaser and its respective successors and assigns; neither the Company nor any Purchaser may transfer or assign this Agreement or any right, title or interest in, to or under this Agreement without the prior written consent of the other applicable party, and any attempted assignment without such consent shall be void and without further force or effect.

9.6 Governing Law. This Agreement shall be governed by and controlled in accordance with the laws substantive of the State of Texas without regard to conflict of law provisions.

9.7 Entire Agreement. This Agreement, the Exhibits or Schedules hereto, which include, but are not limited to the Certificate of Designation and the Registration Rights Agreement set forth the entire agreement and understanding of the parties relating to the subject matter hereof and supercedes all prior and contemporaneous agreements, negotiations and understandings between the parties, both oral and written relating to the subject matter hereof. The terms and conditions of all Exhibits and Schedules to this Agreement are incorporated herein by this reference and shall constitute part of this Agreement as is fully set forth herein.

9.8 Survival; Severability. All representations, warranties, covenants, acknowledgments and agreements contained herein shall survive (a) changes in the transactions, documents and instruments described in the Offering Materials, (b) the acceptance of this Agreement and the Closing and the delivery of the Securities and the Conversion Shares, and (c) with respect to any Purchaser, the death, disability, incompetency, termination, bankruptcy, insolvency or dissolution of such Purchaser. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

9.9 Title and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.10 Reporting Entity for the Common Stock. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Stock on any given Trading Day for the purposes of this Agreement and all Exhibits shall be Bloomberg, or any successor thereto. The written mutual consent of the holders of more than fifty percent (50%) of the then outstanding shares of Preferred Stock and the Company shall be required to employ any other reporting entity.

9.11 Confidentiality. Each Purchaser acknowledges that certain of the information provided to such Purchaser is confidential and non-public and agrees that all such information shall be kept in confidence by such Purchaser and neither used by such Purchaser to such Purchaser’s personal benefit (other than in connection with this Agreement) nor disclosed to any Person not a party to this Agreement for any reason; provided, that this obligation shall not apply to any such information which (i) is or becomes part of the public knowledge or literature and readily accessible (except as a result of violation of any confidentiality agreements); or (ii) is received from third parties (except third parties who disclose such information in violation of any confidentiality agreements including, but not limited to, any Agreement they may have with the Company).

9.12 Powers and Remedies Cumulative. No right or remedy herein conferred upon or reserved to Purchaser is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. Every power and remedy given by the Preferred Shares or by law may be exercised from time to time, and as often as shall be deemed expedient, by Purchaser.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the date first above written.

AXTIVE CORPORATION

By:	/s/ DAVID N. PILOTTE
Name:	David N. Pilotte
Title:	Executive Vice President, Chief Financial Officer and Secretary

Address: 1445 Ross Avenue, Suite 4500 Dallas, Texas 75202 Fax: 214-397-0228 Tel.: 214-397-0200

PURCHASERS: DEMAND AGGREGATION SOLUTIONS, LLC,

(check applicable box to specify nature of representation and warranty contained in Section 4.4)

☐ a trust, with total assets in excess of $5.0 million, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in the Securities Act; or

☐ a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☒ otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Securities and Exchange Commission

Address:     1445 Ross Avenue, Suite 4500

                      Dallas, Texas 75202

                      Fax: 214-397-0228

                      Tel.: 214-397-0200

By:	/s/ RON BENEKE
Name:	Ron Beneke, Member of the Management Committee of DAS, and Acknowledging the “accredited investor” status of each of the members of DAS other than Axtive Corporation

BEACHUM INVESTMENTS, LLC,

a Texas limited liability company

(check applicable box to specify nature of representation and warranty contained in Section 4.4)

☐ a trust, with total assets in excess of $5.0 million, not formed for the specific purpose of acquiring the Securities, whose purchase is directed by a sophisticated person as described in the Securities Act; or

☐ a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☒ otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Securities and Exchange Commission

Address:

4209 Lakeside Drive

Dallas, Texas 75219-2301

Fax: 214 999 3574

Tel.: 214 999 4574

By:	IPL Management Company, a Texas corporation, its Manager

By:	/s/ W. ROBERT DYER, JR.
Name:	W. Robert Dyer, Jr., President of IPL Management Company and Acknowledging the “accredited investor” status of each of the members of Beachum Investments, LLC

SANDERA PARTNERS, L.P.,

a Texas limited partnership

(check applicable box to specify nature of representation and warranty contained in Section 4.4)

☐     a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☒     otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Securities and Exchange Commission

Address: 1601 Elm Street, Suite 4000 Dallas, Texas 75201 Fax: 214-720-1612 Tel.: 214-720-1600	By:	Sandera Capital Management, L.P., its sole general partner
		By:	Sandera Capital, L.L.C., its sole general partner
		By:	/s/ J. KEITH BENEDICT
		Name:	J. Keith Benedict
		Title:	Vice President

GCA STRATEGIC INVESTMENT FUND LIMITED,

a Bermuda corporation

(check applicable box to specify nature of representation and warranty contained in Section 4.4)

☐     a corporation or partnership, not formed for the specific purpose of acquiring the Securities, with total assets in excess of $5.0 million; or

☒     otherwise an Accredited Investor as defined in Section 501(a) of Regulation D as adopted by the Securities and Exchange Commission

Address:

227 King Street

Frederiksted, St. Croix, USVI 00840

Attn:	Lewis N. Lester
Fax:	340-719-3974
Tel.:	340-772-7772

By:	/s/ LEWIS N. LESTOR
Name:	Lewis N. Lester
Title:	Director

/s/ KERRY OSBORNE
Kerry Osborne

(check applicable box to specify nature of representation and warranty contained in Section 4.4)

☐     a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

☒     a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year; or

☐     a director or executive officer of the Company

Address:	853 Shady Lane
Southlake, TX 76092

Fax: 972 490 9439

Tel.: 817 481 5152

/s/ GRAHAM C. BEACHUM III
Graham C. Beachum III

(check applicable box to specify nature of representation and warranty contained in Section 4.4)

☒     a natural person who has an individual net worth, or joint net worth with that person’s spouse, of more than $1,000,000; or

☐     a natural person who individually had actual income in excess of $200,000 in each of the two most recent years and who reasonably expects income in excess of $200,000 in the current year; or is a natural person who, jointly with such person’s spouse, had income in excess of $300,000 in each of the two most recent years and who reasonably expects joint income in excess of $300,000 in the current year; or

☒     a director or executive officer of the Company

Address:	8409 Pickwick Lane, #240
Dallas, Texas 75225

Fax: (214) 722-0194

Tel.: (214) 219-3525

AFFIRMED AND AGREED,

SOLELY WITH RESPECT TO

THE SUBJECT MATTER CONTAINED IN SECTION 2.3:

ESCROW AGENT:

GARDERE WYNNE SEWELL LLP

By:	/s/ RANDALL G. RAY
Name:	Randall G. Ray, Partner

LIST OF EXHIBITS

Exhibit A - First Restated Certificate of Designation

Exhibit B - Form of Warrant

Exhibit C - Registration Rights Agreement

SCHEDULE I

to Subscription and Securities Purchase Agreement

Purchaser	Number of Preferred Shares to be Purchased	Aggregate Purchase Price	Non-Cash Consideration	Number of Warrant Shares

Demand Aggregation Solutions, LLC	1,200	$1,200,000	N/A	2,400,000

Beachum Investments, LLC	360	$360,000	N/A	720,000

Sandera Partners, L.P.	250	$250,000	Discharge of Indebtedness in favor of Sandera Partners, L.P., equal to $19,072.00	500,000

GCA Strategic Investment Fund Limited	250	$250,000	N/A	500,000

Kerry Osborne	150	$150,000	N/A	300,000

G.C. Beachum III	125	$125,000	Discharge of Indebtedness in favor of Graham Beachum III equal to $65,171.00	250,000

G.C. Beachum III	50 (to be issued upon payment as described herein)	$50,000	Written Subscription for 50 Shares of Preferred Stock and commitment to pay the Company $50,000 for same within 45 days after Closing	100,000 (to be issued upon payment as described herein)

Totals	2,385	$2,385,000	Aggregate Discharge of Company Indebtedness in lieu of cash consideration equal to $84,243.00	4,770,000